Exhibit 10.70

BUILDING MATERIALS HOLDING CORPORATION

Severance Plan for Certain Executive Officers,
Senior Management and Key Employees of the
Company and its Subsidiaries

Amended and Restated effective January 1, 2008

This Severance Plan (the "Plan") was adopted by the Board of Directors of BMC West Corporation, a Delaware corporation, on July 20, 1993 and was assumed by Building Materials Holding Corporation, a Delaware corporation (together with its predecessor, the "Company") as of September 23, 1997, for the benefit of certain executive officers, senior management and key employees of the Company and its Subsidiaries. The Plan, as previously amended and restated, was confirmed by the Board of Directors on February 17, 2000, May 7, 2003, May 3, 2004, May 1, 2006 and June 28, 2006. This Amendment and Restatement, effective January 1, 2008, is intended to comply with Section 409A of the Code and the Treasury regulations and applicable guidance thereunder.

On August 27, 2007, the Compensation Committee resolved to terminate the Severance Plan effective as of May 1, 2008 pursuant to Section 10(a) hereof, but only in the event that the Board of Directors or the Compensation Committee adopts resolutions prior to that date establishing a successor to the Severance Plan.

1.	Purpose

The Company, on behalf of itself and its stockholders, desires to continue to attract and retain well-qualified executive and key personnel who are an integral part of the management of the Company, such as the Designated Employees, and to assure itself of continuity of management. The principal purposes of the Plan are to (i) provide an incentive to the Designated Employees to remain in the employ of the Company, notwithstanding any uncertainty and job insecurity which may be created by an actual or prospective Change in Control, (ii) encourage the Designated Employees' full attention and dedication to the Company currently and in the event of any actual or prospective Change in Control, and (iii) provide an incentive for the Designated Employees to be objective concerning any potential Change in Control and to fully support any Change in Control transaction approved by the Board of Directors.

2.	Definitions

Terms not otherwise defined in the Plan shall have the meanings set forth in this Section 2.

(a)        Cash Compensation. "Cash Compensation" shall mean the sum of (i) the higher of the Designated Employee's annual base salary (x) at the time the Notice of Termination provided for in Section 4(c) of the Plan is given or (y) immediately prior to a Change in Control, and (ii) an amount equal to the highest cash bonus paid to the Designated Employee under the Company's bonus program for any of such prior three years, and (iii) the highest amount contributed as a Company matching or profit-sharing contribution on behalf of the Designated Employee under the Company's 401(k) plan (or any successor plan) for any of the three fiscal years immediately preceding the year in which the Date of Termination occurs, and (iv) the highest amount allocated or accrued (whether or not funded) as a Company contribution on behalf of the Designated Employee under the Company's supplemental executive retirement plan (or any successor plan) for any of the three fiscal years immediately preceding the year in which the Date of Termination occurs.

(b)        Cause. For purposes of the Plan and any agreements entered into pursuant to the Plan only, "Cause" shall mean: (i) the conviction by a court of competent jurisdiction of, or entry of a plea of guilty or of no contest to, any felony involving moral turpitude of dishonesty, (ii) a willful dereliction of duty or intentional and malicious conduct contrary to the best interests of the Company or its business if such dereliction of duty or misconduct is not corrected within thirty (30) days after written notice thereof from the Company, or (iii) a refusal to perform reasonable services customarily performed by such Designated Employee (other than by reason of a Disability) if such refusal is not corrected within thirty (30) days after written notice thereof from the Company; provided, however, that the Designated Employee shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to the Designated Employee a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Company's Board of Directors at a meeting of the Board called and held for the purpose (after reasonable notice to the Designated Employee and an opportunity for the Designated Employee, together with the Designated Employee's counsel, to be heard before the Board), finding that in the good faith opinion of the Board the Designated Employee was guilty of the conduct set forth above and specifying the particulars thereof in detail. Notwithstanding the foregoing, the Designated Employee shall have the right to contest his termination for Cause (for purposes of this Agreement) by arbitration in accordance with the provisions of the Plan.

(c)        Change in Control. A "Change in Control" of the Company shall be deemed to have occurred if (i) there shall be consummated (x) any consolidation, merger or similar reorganization or other transaction involving the Company, other than a transaction in which the holders of the Company's Common Stock immediately prior to the transaction have the same proportionate ownership of common stock of the Company or other surviving corporation in the transaction immediately after the transaction, or (y) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the business and/or assets of the Company, or (ii) the stockholders of the Company approve a plan or proposal for the liquidation or dissolution of the Company, or (iii) any "person" (as defined in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including any group), shall become the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of thirty-five (35%) percent or more of the Company's outstanding Common Stock, or (iv) if for any reason a majority of the Board is not comprised of "Continuing Directors," where a "Continuing Director" of the Corporation as of any date means a member of the Board who (x) was a member of the Board two years prior to such date and at all times through such date or (y) was nominated for election or elected to the Board with the affirmative vote of at least two-thirds (2/3rds) of the directors who were Continuing Directors at the time of such nomination or election; provided, however, that no individual initially elected or nominated as a director of the Corporation as a result of an actual or threatened election contest with respect to directors or any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be deemed to be a Continuing Director.

(d)        Code. "Code" shall refer to the Internal Revenue Code of 1986 and the regulations promulgated thereunder, as amended from time to time.

(e)        Designated Employees. "Designated Employees"' shall refer to those employees of the Company and its Subsidiaries who are designated on Schedule A attached hereto and incorporated herein by reference ("Schedule A"), and such other employees of the Company and its Subsidiaries as the Board of Directors of the Company shall designate from time to time. The Designated Employees may be divided into certain categories for purposes of the Plan as set forth on Schedule A.

(f)        Good Reason. A Designated Employee's termination of employment with the Company shall be deemed for "Good Reason" if any of the following events occur without the Designated Employee's express written consent and the Designated Employee provides his Notice of Termination upon or within one hundred eighty (180) days after such event occurring, provided, however, that the Designated Employee must provide written notice to the Company within ninety (90) days after the occurrence of the event allegedly constituting Good Reason, and the Company shall have thirty (30) days after such notice is given to cure:

(i)        The assignment to the Designated Employee by the Company of duties materially inconsistent with, or a material alteration in the nature or status of, the Designated Employee's responsibilities immediately prior to a Change in Control of the Company (or thereafter if such duties and responsibilities change following a Change in Control with the Designated Employee’s consent) other than any such alteration primarily attributable to the fact that the Company's securities are no longer publicly traded;

(ii)        A material reduction by the Company in the Designated Employee's annual base salary or annual cash bonus opportunity as in effect on the date of a Change in Control of the Company or as in effect thereafter if such base salary and/or bonus opportunity has been increased;

(iii)       Any failure by the Company to continue in effect without material change any compensation, incentive, welfare or retirement benefit plan or arrangement, as well as any plan or arrangement whereby the Designated Employee may acquire securities of the Company or its publicly traded parent, in which the Designated Employee is participating at the time of a Change in Control of the Company (or any other plans providing the Designated Employee with substantially similar benefits) (hereinafter referred to as "Benefit Plans"), or the taking of any action by the Company which would materially adversely affect, either as to the past or prospectively, the Designated Employee's participation in or materially reduce or deprive the Designated Employee of the Designated Employee's benefits that were provided under any such Benefit Plan at the time of a Change in Control of the Company; unless an equitable substitute arrangement (embodied in an ongoing substitute or alternative Benefit Plan) has been made for the benefit of the Designated Employee with respect to the Benefit Plan in question; provided that for purposes of the foregoing, "Benefit Plans" shall include, but not be limited to, the Company's stock option plans, 401(k) plan, annual bonus plan, long-term incentive plan, or any other plan or arrangement to receive and exercise stock options or stock appreciation rights, supplemental pension plan, insured medical reimbursement plan, automobile benefits, executive financial planning, group life insurance plan, personal catastrophe liability insurance, medical, dental, accident and disability plans;

(iv)       Relocation to any place more than twenty-five (25) miles from the office regularly occupied by the Designated Employee prior to the time of a Change in Control, except for required travel by the Designated Employee on the Company's business to an extent substantially consistent with the Designated Employee's business travel obligations at the time of a Change in Control of the Company; or

(v)        Any material breach by the Company of any provision of the Plan or of any agreement entered into pursuant to the Plan or any other material agreement between the Company or any subsidiary and the Designated Employee.

(g)        Independent Director. "Independent Director" shall have the meaning ascribed to such term in the Company's Rights Plan as initially adopted by the Board of Directors.

(h)        Specified Employee. "Specified Employee" shall have the meaning ascribed to such term in Section 409A of the Code.

3.	Beneficiaries

Each of the Designated Employees shall be a beneficiary of the Plan and entitled to receive the Benefits set forth herein. The Company and each of the Designated Employees will execute an agreement reiterating or incorporating the obligations and benefits which arise from the Plan.

4.	Termination in Connection with Change in Control

(a)        Termination of Employment. If a Change in Control of the Company shall have occurred while the Designated Employee is still an employee of the Company, the Designated Employee shall be entitled to the compensation provided in Section 5 upon the subsequent termination, within three years of such Change in Control, of the Designated Employee's employment with the Company unless such termination is as a result of (i) the Designated Employee's death; (ii) the Designated Employee's Disability (as defined in Section 4(b) below); (iii) the Designated Employee's retirement in accordance with the Company's retirement policies; (iv) the Designated Employee's termination by the Company for Cause; or (v) the Designated Employee's decision to terminate his employment with the Company other than for Good Reason. In addition, if, prior to a Change in Control, the Designated Employee's employment with the Company shall be terminated other than as a result of one of the circumstances enumerated in Section 4(a)(i) through (v), and, within three (3) months following the date of such termination of employment, a Change in Control shall occur, the Designated Employee shall be entitled to the compensation provided in Section 5, determined as if the Designated Employee’s employment had so terminated following a Change in Control, which compensation shall be reduced by any other severance compensation previously paid to the Designated Employee in respect of such termination of employment.

(b)        Disability. If, as a result of the Designated Employee's incapacity due to physical or mental illness, the Designated Employee shall have been absent from his duties with the Company on a full-time basis for six (6) months and the Company thereafter gives the Designated Employee thirty (30) day's written notice of its intention to terminate his employment, upon the expiration of such thirty (30) day period the Company may terminate the Designated Employee's employment for "Disability" if the Designated Employee shall not have returned to the full-time performance of the Designated Employee's duties.

(c)        Notice of Termination. Any purported termination of the Designated Employee's employment by the Company or the Designated Employee hereunder shall be communicated by a Notice of Termination given to the other party in accordance with the terms of the agreement entered into pursuant to the Plan. For purposes of the Plan and any agreement entered into pursuant hereto, a "Notice of Termination" shall mean a written notice which shall indicate whether or not the termination is as a result of any of the situations enumerated in Section 4(a) above and which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for asserting that the termination of the Designated Employee's employment is or is not under the provision so indicated.

(d)        Date of Termination. "Date of Termination" shall mean (i) if the Designated Employee is terminated by the Company for Disability, thirty (30) days after the Notice of Termination is given to the Designated Employee (provided that the Designated Employee shall not have returned to the performance of the Designated Employee's duties on a full-time basis during such thirty (30) day period) or (ii) if the Designated Employee's employment is terminated by the Company for any other reason or by the Designated Employee, the date on which a Notice of Termination is given.

5.	Severance Compensation upon Termination of Employment

If the Designated Employee's employment with the Company shall be terminated within three months before or within three years after a Change in Control, other than as a result of one of the circumstances enumerated in Section 4(a)(i) through (v) of the Plan, then the Company shall, subject to the execution and non-revocation of a mutual release of claims by the Designated Employee in the form set forth on Exhibit A hereto:

(a)        Pay to the Designated Employee as severance pay in a lump sum, in cash, on or before the tenth day following the Date of Termination, an amount equal to the multiple specified on Schedule A times the Designated Employee's Cash Compensation;

(b)        Effective May 1, 2008, arrange to provide the Designated Employee for a period of eighteen (18) months with health and life insurance substantially similar to those insurance benefits which the Designated Employee is receiving immediately prior to either (A) the Change in Control or (B) the Notice of Termination, as elected by the Designated Employee. Benefits otherwise receivable by the Designated Employee pursuant to this Section 5(b) shall be reduced to the extent comparable benefits are actually received by the Designated Employee during such eighteen (18) month period following his termination from a subsequent employer or through self-employment, and any such benefits actually received by the Designated Employee shall be reported by him to the Company;

(c)        Pay to the Designated Employee a single lump sum payment, on or before the tenth day following the Date of Termination, equal to the excess of (x) over (y), where (x) is equal to the lump sum present value of the pension benefit that the Designated Employee would receive under any pension plan which is or has been maintained by the Company and in which the Designated Employee is or was a participant (the "Pension Plan"), at his earliest benefit commencement date under the Pension Plan computed by increasing his actual number of years of credited service performed as of the date of his termination of employment, or, if earlier, the termination of the Pension Plan, by the number of years specified on Schedule A, and (y) is equal to the lump sum present value of the pension benefit actually payable to the Designated Employee on his earliest benefit commencement date under the Pension Plan based on the actual number of years of credited service performed as of the Designated Employee's Date of Termination, or, if earlier, the termination of the Pension Plan. The foregoing lump sum present value amounts shall be computed using the actuarial factors under the Pension Plan in effect on the Designated Employee's Date of Termination or, if earlier, the termination of the Pension Plan;

(d)        Pay to the Designated Employee, on or before the tenth (10th) day following the Date of Termination, an amount equal to the Designated Employee’s target or base bonus opportunity for the year in which the Date of Termination occurs under the Company’s annual cash-based incentive compensation plan, prorated by multiplying such amount by a fraction, the numerator of which shall be the actual number of days that have elapsed during such year prior to the Date of Termination, and the denominator of which shall be three hundred sixty-five (365); and

(e)        Pay to the Designated Employee, on or before the tenth (10th) day following the Date of Termination, any gross-up amounts as calculated under Section 6 of the Plan.

Notwithstanding the foregoing, in the event that the multiples set forth on Schedule A for any Designated Employee are greater than the number of full years remaining until such Designated Employee's agreed upon retirement date or normal retirement age of sixty-five (65), the multiples shall be automatically reduced to the number of years and/or partial years (measured by months) remaining until said Designated Employee's retirement date. In addition, following the expiration of the health insurance benefits continuation provided under Section 5(b), each Designated Employee who, at the time of his termination of employment, was an officer of the Company shall be eligible to participate in the Company's health care plan, either on an individual basis or family basis to include his dependent spouse, until such time as he becomes eligible to participate in the BMHC Retirement Health Care Plan ("Retiree Health Care Plan"), subject to such Designated Employee's payment of one-half of the applicable COBRA premiums. If a Designated Employee who, at the time of his termination of employment, was an officer of the Company shall be eligible and elects to participate in the Retiree Health Care Plan in accordance with its terms and conditions, such Designated Employee shall only be required to pay one-half of the applicable premium under the Retiree Health Care Plan.

It is the Company's intention that each of the payments or benefits provided under Sections 5(a), 5(c), 5(d) and 5(e) be paid on or before March 15th of the year after the year in which they are earned (i.e., the short-term deferral period described in Treasury regulations section 1.409A-1(b)(4)). However, notwithstanding anything herein to the contrary, to the extent that the Board of Directors of the Company determines, in its sole discretion, that any payments or benefits to be provided hereunder to or for the benefit of a Designated Employee who is also a Specified Employee would be subject to the additional tax imposed under Section 409A(a)(1)(B) of the Code or any other taxes or penalties imposed under Section 409A of the Code or a successor or comparable provision (the "Section 409A Taxes"), the commencement of such payments and/or benefits shall be delayed until the date that is six months following the Date of Termination or such earlier date that, as determined by the Company, is sufficient to avoid the imposition of Section 409A Taxes (such date is referred to herein as the "Distribution Date"). In the event that the Board of Directors determines that the commencement of any of the benefits to be provided under Section 5(b) are to be delayed pursuant to the preceding sentence, the Company shall require the Designated Employee to bear the full cost of such benefits until the Distribution Date at which time the Company shall reimburse the Designated Employee for all such costs. If any payments or benefits are delayed pursuant to this paragraph, such delayed payments or benefits, when paid or reimbursed, shall be increased by an amount equal to interest on such payments or reimbursements for the period between the Date of Termination and the applicable Distribution Date at a rate equal to the prime rate in effect as of the Date of Termination plus one point (for this purpose, the prime rate will be based on the rate published from time to time in The Wall Street Journal).

6.	Gross-up Payments

(a)        Gross-up in Benefits For "Parachute Payment". In the event that, as a result of payments in the nature of compensation to or for the benefit of a Designated Employee under this Plan or otherwise in connection with a Change in Control, any state, local or federal taxing authority imposes any taxes on the Designated Employee that would not be imposed but for the occurrence of a Change in Control, including any excise tax under Section 4999 of the Code and any successor or comparable provision (other than ordinary income and employment taxes imposed on such payments), then, in addition to the benefits provided for under Sections 5(a) through (d) or otherwise (including Section 6(b)), the Company (including any successor to the Company) shall pay to the Designated Employee at the time any such amounts are paid an amount equal to the amount of any such tax imposed or to be imposed on the Designated Employee (the amount of any such payment, the "Parachute Tax Reimbursement"). In addition, the Company (including any successor to the Company) shall "gross up" such Parachute Tax Reimbursement by paying to the Designated Employee at the same time an additional amount equal to the aggregate amount of any additional taxes (whether income taxes, excise taxes, special taxes, additional taxes, employment taxes or otherwise) that are or will be payable by the Designated Employee as a result of the Parachute Tax Reimbursement being paid or payable to the Designated Employee and/or as a result of the additional amounts paid or payable to the Designated Employee pursuant to this sentence, such that after payment of such additional taxes the Designated Employee shall have been paid on an after-tax basis an amount equal to the Parachute Tax Reimbursement. It is the intention of the Company that payment of the Parachute Tax Reimbursement be made within the time period specified in Treasury regulations section 1.409A-3(i)(1)(v).

(b)        Gross-up in Benefits For Additional Taxes under Section 409A of the Code. In the event that, as a result of payments to or for the benefit of a Designated Employee under this Plan, the Designated Employee is subject to the Section 409A Taxes, then, in addition to the benefits provided for under Sections 5(a) through (d) or otherwise (including Section 6(a)), the Company (including any successor to the Company) shall pay to the Designated Employee at the time any such amounts are paid an amount equal to the amount of any such Section 409A Tax imposed or to be imposed on the Designated Employee (the amount of any such payment, the "Section 409A Tax Reimbursement"). In addition, the Company (including any successor to the Company) shall "gross up" such Section 409A Tax Reimbursement by paying to the Designated Employee at the same time an additional amount equal to the aggregate amount of any additional taxes (whether income taxes, excise taxes, special taxes, additional taxes, employment taxes or otherwise) that are or will be payable by the Designated Employee as a result of the Section 409A Tax Reimbursement being paid or payable to the Designated Employee and/or as a result of the additional amounts paid or payable to the Designated Employee pursuant to this sentence, such that after payment of such additional taxes the Designated Employee shall have been paid on an after-tax basis an amount equal to the Section 409A Tax Reimbursement.

7.	Arbitration

The Company and, by accepting participation in the Plan, each Designated Employee agree that any and all disputes or controversies arising out of or relating to the Plan, including, without limitation, any claim of fraud, any agreement entered into between the parties pursuant to the Plan or the general validity or enforceability of either, shall be governed by the laws of the State of Delaware, without giving effect to its conflict of laws provisions, and shall be submitted to binding arbitration in accordance with the employment arbitration rules of Judicial Arbitration and Mediation Services ("JAMS") by a single impartial arbitrator experienced in employment law selected as follows: if the Company and the applicable Designated Employee are unable to agree upon an impartial arbitrator within ten (10) days of a request for arbitration, the parties shall request a panel of employment arbitrators from JAMS and alternative strike names until a single arbitrator remains. The arbitration shall be conducted in the city where the Designated Employee's principal office was maintained prior to his termination of employment, applying the laws of the State of Delaware, and the Company and, by accepting participation in the Plan, each Designated Employee agree to submit to the jurisdiction of the arbitrator selected in accordance with JAMS' rules and procedures. All fees and expenses of any arbitration, including the Designated Employee's reasonable legal fees and costs, are to be advanced by the Company. The Company and, by accepting participation in the Plan, each Designated Employee further agree that arbitration as provided in this Section 7 shall be the exclusive and binding remedy for any such dispute and will be used instead of any court action, which is hereby expressly waived, except for any request by either party hereto for temporary or preliminary injunctive relief pending arbitration in accordance with applicable law, or an administrative claim with an administrative agency, and that the award of the arbitrator, which shall include a determination based on relative success on the merits as to whom shall bear the Designated Employee's legal fees, shall be final and binding on both parties, and nonappealable. The arbitrator shall have discretion to award monetary and other damages, or no damages, and to fashion such other relief as the arbitrator deems appropriate. The Company will be responsible for paying any filing fees and costs of the arbitration proceeding itself (for example, arbitrators' fees, conference room, transcripts), but, except as set forth in this Section 7, each party shall be responsible for its own attorneys' fees. THE COMPANY AND EACH DESIGNATED EMPLOYEE ACKNOWLEDGE AND AGREE THAT BY AGREEING TO ARBITRATE, THEY ARE WAIVING ANY RIGHT TO BRING AN ACTION AGAINST THE OTHER IN A COURT OF LAW, EITHER STATE OR FEDERAL, AND ARE WAIVING THE RIGHT TO HAVE CLAIMS AND DAMAGES, IF ANY, DETERMINED BY A JURY.

8.	Mitigation of Damages; Effect of Plan

(a)        The Designated Employee shall not be required to mitigate damages or the amount of any payment provided for under the Plan by seeking other employment or otherwise, nor shall the amount of any payment provided for under the Plan be reduced by any compensation earned by the Designated Employee as a result of employment by another employer or by retirement benefits after the Date of Termination, or otherwise, except to the extent provided in Section 5(b) above.

(b)        The provisions of the Plan, and any payment provided for hereunder, shall not reduce any amounts otherwise payable, or in any way diminish the Designated Employee's then existing rights, or rights which would accrue solely as a result of the passage of time, under any Benefit Plan, employment agreement or other contract, plan or arrangement.

9.	Funding Upon Change in Control

(a)        Immediately prior to the occurrence of a Change in Control, the Board of Directors of the Company shall have the discretion to direct the Company to fund, to the extent it has not done so, a sum equal to the present value on the date of the Change in Control (determined using an interest rate equal to the short-term applicable federal rate (with annual compounding) established under Section 1274(d) of the Code for the month in which the Change in Control occurs) of any amounts that are or would reasonably be expected to become payable to the Designated Employees under the Plan (including a good faith estimate of expenses of the trust in the event that the Company does not timely pay such expenses) by establishing and irrevocably funding a trust for the benefit of the Designated Employees. The trustee of such trust shall be instructed to pay out any such amounts as and to the extent such amounts become payable in accordance with the terms of the Plan.

(b)        The trust established under this Section 9 shall be a grantor trust described in Section 671 of the Code. The Company shall be solely responsible for and shall directly pay all fees and expenses of the trust; provided, however, in the event that the Company does not pay all of the fees and expenses of the trust, the trustee shall have the authority to pay such fees from the assets of the trust.

(c)        Any payments of severance or other benefits by the trust established pursuant to this Section 9 shall, to the extent thereof, discharge the Company’s obligation to pay severance and other benefits under the Plan, it being the intent of the Company that the assets in such trust be held for the purpose of discharging any obligation of the Company to pay severance and other benefits under the Plan.

(d)        The trust established under this Section 9 shall not terminate until the date on which all payments and benefits to be funded out of the trust have been satisfied and discharged in full. Upon termination of the trust any assets remaining in the trust shall be returned to the Company.

10.	Term; Amendments; No Effect on Employment Prior to Change in Control; Agreements Incorporated by Reference

(a)        The Plan shall have successive two-year terms which shall be automatically renewed unless prior to a Change in Control and prior to the applicable automatic renewal date action is taken by the Board of Directors of the Company to terminate the Plan effective as of a renewal date. The Plan may also be amended from time to time by the Board of Directors of the Company; provided, however, that such amendments (other than amendments that are (i) intended to ensure compliance with applicable law or (ii) are favorable to the Designated Employees) may only be adopted prior to a Change in Control and shall only be effective on and after the applicable renewal date, in both cases unless agreed to and approved by the Designated Employee. Notwithstanding the foregoing, the Plan shall terminate three years from the date of a Change in Control and shall terminate as to any Designated Employee participating in the Plan upon the termination of the Designated Employee's employment with the Company based on death, Disability (as defined in Section 3(b)), mandatory retirement or Cause (as defined in Section 1(b)) or by the Designated Employee other than for Good Reason (as defined in Section 1(e)). Termination or amendment of the Plan shall not affect any obligation of the Company under the Plan which has accrued and is unpaid as of the effective date of the termination or amendment. Unless and until a Change in Control shall have occurred, a Designated Employee shall not have any vested rights under the Plan or any agreement entered into pursuant to the Plan.

(b)        Nothing in the Plan or any agreement entered into pursuant to the Plan shall confer upon the Designated Employee any right to continue in the employ of the Company prior to a Change in Control of the Company or shall interfere with or restrict in any way the rights of the Company, which are hereby expressly reserved, to discharge the Designated Employee at any time prior to the date of a Change in Control of the Company for any reason whatsoever, with or without cause.

(c)        Notwithstanding anything herein or in any agreement entered into pursuant to the Plan to the contrary, the Board of Directors of the Company may, in its sole discretion, amend the Plan (which amendment shall be effective upon its adoption or at such other time designated by the Board of Directors) at any time prior to a Change in Control as may be necessary to avoid the imposition of the additional tax under Section 409A(a)(1)(B) of the Code; provided, however, that any such amendment shall be implemented in such a manner as to preserve, to the greatest extent possible, the terms and conditions of the Plan as in existence immediately prior to any such amendment.

(d)        Any agreement entered into by the Company and a Designated Employee, including any employment agreement, that either (i) explicitly makes reference to this Plan or (ii) confers rights or provides benefits to a Designated Employee upon such Designated Employee’s termination of employment with the Company (a “Designated Employee Agreement”) shall be incorporated herein by reference to the extent that the terms of such Designated Employee Agreement pertain to this Plan and/or the circumstances under which payments and/or benefits are provided under this Plan. To the extent that such Designated Employee Agreement provides for rights or benefits to the Designated Employee under this Plan that are more favorable than the rights or benefits actually provided for hereunder, the terms of such Designated Employee Agreement shall govern.

(e)        In the event that any Designated Employee Agreement confers rights or provides benefits that are of the same type as the rights or benefits conferred or provided for under this Plan (without giving effect to Section 10(d) hereof) and, but for the provisions of this Section 10(e) would also be provided under this Plan (without giving effect to Section 10(d) hereof) such that the conferral of such rights or the provision of such benefits pursuant to both the Designated Employee Agreement and this Plan (without giving effect to Section 10(d) hereof) would result in the Designated Employee receiving rights or benefits that are duplicative in nature (the “Duplicative Rights”), then the Duplicative Rights provided for under the Designated Employee Agreement will offset any Duplicative Rights that would otherwise be provided hereunder.

SCHEDULE A

Effective August 24, 2007
Expires May 1, 2008

Category		Multiple for Cash Compensation Under Section 5(a)	Years for Pension Benefit Under Section 5(c)
I	Senior Executive Officers * and Certain Executives	3	3

II		3	3

III	BMC West and SelectBuild Vice Presidents - Administrative	2	2

IV	Building Materials Holding Corporation, BMC West and SelectBuild Key Operating Personnel	1	1

V	BMHC Key Corporate Administrative Employees whose total annual compensation exceeds $100,000	minimum of 1	minimum of 1

* Plan benefits for certain Senior Executive Officers are subject to Employment Agreements